UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2011

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(Address of principal executive offices and zip code)

(405) 600-0711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 13, 2011, GMX Resources Inc. (“GMXR”) entered into a purchase and sale agreement (the “Purchase Agreement”) with Retamco Operating, Inc. (the “Seller”) relating to the acquisition by GMXR of oil and gas leases for undeveloped acreage located in the Montana and North Dakota Bakken/Sanish-Three Forks formation. Pursuant to this agreement, as partial consideration for the oil and gas leases, GMXR has agreed to issue to the Seller up to 2,669,513 shares of GMXR common stock, par value $0.001 per share (the “Common Stock”), and approximately $1.8 million in cash, which has been deposited in escrow. The Seller, at its option, may also elect to reduce the number of shares of Common Stock payable as consideration by 400,452 shares and to receive instead approximately $2.4 million in cash also currently deposited by GMXR in escrow. This transaction remains subject to customary title diligence and purchase price adjustments for title defects. The agreement provides for a closing on or prior to February 28, 2011. The Purchase Agreement provides that GMXR and the Seller will enter into a registration rights agreement upon the closing of the transaction.

As permitted by the Securities and Exchange Commission’s rules, GMXR intends to file a copy of the Purchase Agreement as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2010.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information described in Item 1.01 regarding the Common Stock issuance is hereby incorporated by reference into this Item 3.02. This issuance of Common Stock to an accredited investor is being effected pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 7.01	REGULATION FD DISCLOSURE.

On January 20, 2011, GMXR issued a press release regarding estimated proved Haynesville reserves as of December 31, 2010 and production and operating information for the quarter and year ended December 31, 2010. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated January 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: January 20, 2011	By:	/s/ James A. Merrill
Name: James A. Merrill
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 20, 2011.